+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person/1/


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        (Last)                      (First)                        (Middle)

      Poulsen                        Lance                            K
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                                   (Street)

                         18501 Murdock Circle, Ste 302
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        (City)                      (State)                           (Zip)
     Port Charlotte                   FL                              33948
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2.  Issuer Name and Ticker or Trading Symbol MED Diversified, Inc.    MED
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an Entity
    (Voluntary)
                --------------

4.  Statement For Month/Year 1/02
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    ___ Director    ___ Officer           X  10% Owner    ___ Other
                                        ----
                        (give title below)                    (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form Filed By One Reporting Person
     X
    ---- Form Filed By More Than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                          ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase
Common Stock                         $4.00/sh           1/28/02            J(1)                         (2)
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Warrant to Purchase
Common Stock                         $4.00/sh           1/28/02            J(1)                                      (2)
-----------------------------------------------------------------------------------------------------------------------------

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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D)           ship
                               Date     Expira-              Amount or                      at End           or            (Instr.
                               Exer-    tion         Title   Number of                      of               Indirect      4)
                               cisable  Date                 Shares                         Month            (I)
                                                                                            (Instr. 4)       (Instr. 4)
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
                               (3)      8/6/06       (4)        (5)           N/A  (6)     6.969.000      D, I (7)           (7)
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                               (3)      8/6/06       (4)        (8)           N/A  (6)             0
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

Explanation of Responses:

              /s/ Lance K. Poulsen             02/07/02
          -------------------------------   -------------
            Signature of Reporting Person        Date

            LANCE K. POULSEN

See attached Footnotes on page 5 of 5

      /1/ Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.


                                                       (Print or Type Responses)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D)           ship
                               Date     Expira-              Amount or                      at End           or            (Instr.
                               Exer-    tion         Title   Number of                      of               (Indirect)    4)
                               cisable  Date                 Shares                         Month            (I)
                                                                                            (Instr. 4)       (Instr. 4)
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

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

Explanation of Responses:

               /s/ Barbara L. Poulsen               02/07/02
          -------------------------------      -----------------
            Signature of Reporting Person            Date

            BARBARA L. POULSEN

      /1/ Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

                                                       (Print or Type Responses)

1.  Name of Designated Filer  2.  Issuer Name and Ticker or Trading   4.  Statement For Month
                                  Symbol

    Poulsen, Lance K.             MED Diversified, Inc.      MED            01/02

Additional Reporting Persons Making Joint Filing

  Name                                 Address

     Barbara L. Poulsen                  18501 Murdock Circle
                                         Suite 302
                                         Port Charlotte, FL 33948

(1) It was determined that there was an error in the amount of shares represented by the original issuance of the warrants and Mr. Poulsen and Ms. Poulsen returned their original warrants to MED Diversified to enable MED Diversified to issue warrants in the correct amounts. Ms. Poulsen designated Mr. Poulsen as the recipient of the warrant to be issued to her and did not receive a new warrant in her name.
(2)  Warrant to purchase common shares of stock.
(3) The warrant is exercisable for 20% of the shares commencing August 6, 2002, for 40% of the shares commencing August 6, 2003, 60% of the shares commencing August 6, 2004, 80% of the shares commencing August 6, 2005, and 100% of the shares on August 6, 2006.
(4)  Common Stock.
(5)  2,613,600
(6) The warrant was received as additional consideration in connection with the merger of Chartwell Diversified Services, Inc. into a subsidiary of e-MedSoft.com.
(7) Mr. Poulsen has Direct ownership. Ms. Poulsen is the wife of Mr. Poulsen and may be deemed to have Indirect ownership, however, the filing of this report is not an admission that Ms. Poulsen is the beneficial owner of these securities for purposes of Section 16 or for any other purpose.
(8)  4,356,000